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                             EPL Technologies, Inc.

                                  Exhibit 11.0

                  Computation of Earnings per Common Share and
                     Fully Diluted Earnings per Common Share
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                                                                    EXHIBIT 11.0

                             EPL TECHNOLOGIES, INC.
                          COMPUTATION OF LOSS PER SHARE
                                   (UNAUDITED)
                      (In thousands, except per share data)

                                                               Three Months Ended
                                                                    March 31,
                                                              2001             2000
                                                            --------         --------
Net loss                                                    ($ 3,985)        ($ 3,762)

Deduct:
Accretion, discount and dividends on preferred stock             177              540
                                                            --------         --------

Net loss applicable to common shareholders                  ($ 4,163)        ($ 4,302)
                                                            ========         ========

Weighted average number of common shares outstanding          37,480           30,566
                                                            ========         ========

Basic loss per share                                        ($  0.11)        ($  0.14)
                                                            ========         ========


Net Loss for diluted loss per share computation             ($ 3,985)        ($ 3,762)
                                                            ========         ========

Weighted average number of common shares outstanding          37,480           30,566

Common share equivalent applicable to:
        Series A convertible preferred stock                       7               40
        Warrants                                               5,032            4,559
        Stock options                                              0               40
        Convertible debt                                       1,000                0

Less common stock acquired with net proceeds                   4,127            4,639
                                                            --------         --------
Weighted average number of common shares
and common share equivalents used to compute
diluted loss per share                                        39,392           30,566
                                                            ========         ========

Diluted loss per share                                      ($  0.10)        ($  0.11)
                                                            ========         ========